Exhibit 10.1
JONES SODA CO.
2011 EXECUTIVE BONUS PLAN
The 2011 Executive Bonus Plan (the “Plan”) is a cash bonus plan for William Meissner (Chief Executive Officer of Jones Soda Co. (the “Company”)) and Michael O’Brien (Chief Financial Officer of the Company). The performance period for the Plan is January 1, 2011 to December 31, 2011 (the “Performance Period”).
The Company’s Board of Directors (the “Board”) administers the Plan. The Board, in its sole discretion, determines the actual bonus (if any) payable to each participant. The target bonus for each participant is equal to 50% of the participant’s 2011 base salary (the “Target Bonus”), resulting in a Target Bonus for Mr. Meissner of $125,000 and a Target Bonus for Mr. O’Brien of $100,000.
Payout under the Plan will be determined as follows:
William Meissner
Seventy five percent (75%) will be based on the achievement of the three Company performance measures specified below during the Performance Period (the “Meissner Corporate Performance Component”) and twenty five percent (25%) will be based on the Board’s discretion (the “Meissner Discretionary Component”), as follows:

Performance Measure	Weighting
Revenue Growth	25%
Gross Profit Growth	25%
Combined Case Sales of New Products	25%
Discretionary	25%
The specific targets for each of the measures under the Meissner Corporate Performance Component will be as determined by the Board in its sole discretion. Achievement of 100% of the target for a measure under the Meissner Corporate Performance Component will result in 100% payout for that measure. Achievement in excess of 100% of the target for a measure under the Meissner Corporate Performance Component will result in a payout equal to the percentage achievement for that measure, up to a maximum of 150%. Achievement below 100% of the target for a measure under the Meissner Corporate Performance Component will result in a reduction of the payout for that measure by 2% for each percentage point of underachievement.
Payout under the Meissner Discretionary Component will at the Board’s discretion, based on any criteria that the Board determines to be appropriate in its sole discretion. There is no minimum or maximum payout applicable to the Meissner Discretionary Component.

Michael O’Brien
Thirty seven and a half percent (37.5%) will be based on achievement of key performance criteria during the Performance Period, thirty seven and a half percent (37.5%) will be based on the achievement of the three Company performance measures specified below during the Performance Period (the “O’Brien Corporate Performance Component”) and twenty five percent (25%) will be based on the Board’s discretion (the “ O’Brien Discretionary Component”), as follows:

Performance Measure	Weighting
Key Performance Criteria	37.5%
Revenue Growth	12.5%
Gross Profit Growth	12.5%
Combined Case Sales of New Products	12.5%
Discretionary	25%
The key performance criteria for Mr. O’Brien will be developed by the Company’s Chief Executive Officer and approved by the Compensation and Governance Committee of the Board. Payout under this component will be determined by the Board, in consultation with the Chief Executive Officer. There is no minimum or maximum payout applicable to this component.
The specific targets for each of the measures under the O’Brien Corporate Performance Component will be as determined by the Board in its sole discretion. Achievement of 100% of the target for a measure under the O’Brien Corporate Performance Component will result in 100% payout for that measure. Achievement in excess of 100% of the target for a measure under the O’Brien Corporate Performance Component will result in a payout equal to the percentage achievement for that measure, up to a maximum of 150%. Achievement below 100% of the target for a measure under the O’Brien Corporate Performance Component will result in a reduction of the payout for that measure by 2% for each percentage point of underachievement.
Payout under the O’Brien Discretionary Component will be at the Board’s discretion, based on any criteria that the Board determines to be appropriate in its sole discretion. There is no minimum or maximum payout applicable to the O’Brien Discretionary Component.
General
The Board shall approve all payouts under the Plan. The Board may, in its sole discretion, make adjustments to the payouts under the Plan as a result of extraordinary events and/or conditions that either positively or negatively impact the Company’s performance.
Unless specifically provided otherwise in a written agreement between the Company and a participant, a participant must be continuously employed by the Company from January 1, 2011 through December 31, 2011 to be eligible for payment under the Plan. A participant who meets these eligibility requirements will be eligible to receive a bonus, even if the participant is not employed by the Company on the date the bonus payment is made. Payment of each bonus will be made as soon as practicable after the end of the

Performance Period, but in any event will be made by March 15, 2012. Bonuses will be paid in cash in a single lump sum, subject to payroll taxes and tax withholding.
Each bonus that may become payable under the Plan will be paid solely from the general assets of the Company. Nothing in the Plan should be construed to create a trust or to establish or evidence any participant’s claim of any right to payment of a bonus other than as an unsecured general creditor with respect to any payment to which a participant may be entitled.
No participant will have any claim to a bonus under the Plan, and the Board will have no obligation for uniformity of treatment of participants under the Plan. Furthermore, nothing in the Plan will be deemed to limit in any way the Board’s full discretion to determine whether to grant any bonuses hereunder.
The Board reserves the right to unilaterally amend, modify or terminate the Plan at any time, including amending the Plan as it deems necessary or desirable to avoid adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended.